Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Calavo Growers, Inc. (“Company”) and Graciela Montgomery (“Employee”) (collectively, “Parties” or individually “Party”).

1.Termination of Employment. The Parties agree that on December 31, 2023 the Employee’s employment was terminated (the “Termination Date”). This termination was at the Employee’s request pursuant to the “Good Reason” provision set forth in Section 5(b)(ii) of the Parties’ October 11, 2021 Employment Agreement, as amended on January 12, 2024 (with the aforementioned Employment Agreement and any amendment thereto hereby incorporated by reference) (the “Employment Agreement”). The termination shall be deemed effective prior to the execution of this Agreement.

2.Separation Benefits. In accordance with Section 5(b)(ii) of the Employment Agreement (as amended), if (before January 31, 2024): (a) Employee signs, dates and returns this Agreement to the Company, and Employee allows it become effective in accordance with its terms, and (b) Employee complies with the terms of this Agreement and Employee’s other continuing obligations owed to the Company, the Company will provide Employee with the total aggregate of: (1) payment to Employee an amount equal to one year of her annual Base Salary ($360,000.00), payable in substantially equal installments (with the possible exception of the first installment which to the extent necessary will include an additional amount covering the time period from the Termination Date through the pay period covered by such first installment) at regular payroll intervals (beginning on the first payroll period following the Effective Date (defined below); (2) accelerate the vesting of certain of Employee’s equity compensation awards as provided in Section 5(b)(ii) of the Employment Agreement, in satisfaction of the Company’s obligations pursuant to Section 5(b)(ii) of the Employment Agreement; and (3) continuation benefits for one-year from the Termination Date with such benefits being: group health benefits; participation in retirement plans; life, disability, accident insurance programs; an automobile allowance; cellphone/internet allowance; and accrual of vacation time/paid time off (subclauses (1) through (3) collectively hereinafter the “Separation Benefits”).

The Employee will be treated as an in-service employee for purposes of benefits continuation during any benefits continuation period (which shall be a duration of one-year following the Termination Date and on the same benefit terms and conditions in effect as of the Termination Date). The payments and benefits described in this Agreement shall be subject to the Employer’s right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities. Following the in-service period, the Company will also provide the Employee the option, for a period of thirty-six (36) months thereafter, at the Employee’s own expense to continue her medical, dental, and vision benefits at the equivalent of her COBRA continuation cost, if and to the extent the continuation of such benefits is permitted under COBRA and other applicable law and the terms of the insurance policies. Employee acknowledges that this is consideration beyond that to which Employee is otherwise entitled if Employee did not enter into this Agreement and allow it to become effective.

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3.Tax Liability. No Party or attorney for any Party has made any representations or warranties regarding the taxability of the Separation Benefits made herein. Employee will rely on Employee’s own tax advisors as to the tax consequences of the Company’s payment of the Separation Benefits. Employee shall take full and complete responsibility for any and all tax liability incurred by Employee’s resulting from this Agreement, if any, including but not limited to, withholdings, social security, SUI/SDI, federal, state or local taxes, and any interest or penalties incurred as a result of this settlement and Agreement. Employee further agrees to indemnify and hold harmless the Released Parties (as defined below) against any assessment of payroll, withholding, FICA, or other taxes or penalties to Employee on the Separation Benefits, if any.

CIRCULAR 230 DISCLAIMER. EACH PARTY TO THIS AGREEMENT (FOR PURPOSES OF THIS SECTION, THE “ACKNOWLEDGING PARTY”; AND EACH PARTY TO THIS AGREEMENT OTHER THAN THE ACKNOWLEDGING PARTY, AN “OTHER PARTY”) ACKNOWLEDGES AND AGREES THAT (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON HIS, HER OR ITS OWN INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY’S OR ADVISER’S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

4.Employee’s Release (“Release”). This Section is hereinafter referred to as the “Release.” Except as otherwise stated in this Agreement, and in consideration for all of the promises and covenants herein, including the Separation Benefits, Employee knowingly and voluntarily fully releases and discharges forever the Company and all of its past, present, and

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future parents, subsidiaries, affiliated companies, employees, servants, officers, directors, managing agents, members, owners (whether direct or indirect), partners, trustees, representatives, shareholders, stockholders, attorneys, parents, subsidiaries, equity sponsors, related companies/corporations and/or partnerships, divisions, assigns, predecessors, successors, insurers, reinsurers, consultants, joint venturers, joint employers, potential and alleged joint employers, temporary staffing agencies, dual employers, potential and alleged dual employers, co-employers, potential and alleged co-employers, common law employers, potential and alleged common law employers, contractors, affiliates, service providers, alter-egos, alleged alter-egos, vendors, affiliated organizations, any person and/or entity with potential or alleged to have joint liability, and all of their respective past, present and future employees, directors, officers, members, owners, agents, representatives, payroll agencies, attorneys, stockholders, fiduciaries, parents, subsidiaries, other service providers, clients and assigns and any and all persons and/or entities acting under, by, through or in concert with any of them (hereinafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or Employee’s heirs, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to Employee’s execution of this Agreement. To the extent Employee releases persons or entities not signatory to this Agreement, Employee acknowledges and agrees that this Agreement is made for each of their benefit and use.

Without limiting the generality of the foregoing, and by way of example only, Employee fully releases and discharges each and all of the Released Parties (which as defined above specifically includes the Company) from any and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties (i) in connection with Employee’s employment, prior employment agreements (to include but not limited to the Employment Agreement), or the termination of such employment; (ii) in connection with any and all matters pertaining to Employee’s employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, bonuses, incentive compensation, commissions, overtime, compensatory time off, monies, pay, allowances, benefits, sick pay, paid sick leave, severance pay, paid leave benefits, penalties, interest, damages, and promises on any and all of the above; and (iii) under or in connection with the state and federal age discrimination laws, as explained further below. Notwithstanding the foregoing, this Release does not apply to any claims that cannot be released as a matter of law.

This Release extends to any and all claims including, but not limited to, any alleged (a) violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Fair Labor Standards Act, the California Labor Code, any applicable California Wage Order, the California Private Attorneys General Act (to include, but not limited to, acting as a PAGA representative), the California Fair Pay Act, the California Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the California Family Rights Act, the Employee Retirement Income Security Act

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(excluding vested benefits), the California Unfair Business Practices Act/Unfair Competition Law, the Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, and any state law equivalent; (b) harassment, discrimination, and/or retaliation on the basis of age, race, color, ancestry, national origin (including language use restrictions), citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, breastfeeding and medical conditions related to pregnancy, childbirth or breastfeeding), marital status, domestic partnership status, sexual orientation, gender, gender identity or gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information or any other basis protected by applicable federal, state and/or local laws, regulations, rules, ordinances and/or orders, failure to prevent harassment, discrimination, and/or retaliation, failure to accommodate, failure to engage in the interactive process, retaliation, failure to pay wages due or other monies owed; (c) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (d) breach of any express or implied promise, contract or agreement, or breach of the implied covenant of good faith and fair dealing, to include but not limited to the Employment Agreement, as amended, and any equity incentive plan; (e) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; (f) claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and (g) any other violation of local, state, or federal law, constitution, statute, regulation or ordinance, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this Agreement. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this Release to be as broad as possible.

To the maximum extent permitted by law, Employee waives any right or ability to be a class action, collective action or PAGA representative, or to otherwise knowingly and voluntarily participate in any putative or certified class, collective, representative, or multi-party action or proceedings in which any of the Released Parties is a party.

Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA or the OWBPA after this Agreement is signed by Employee.

Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Agreement shall prevent Employee from filing a charge or complaint with, or from participating in, an

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investigation or proceeding conducted by the Occupational Safety and Health Administration (“OSHA”), the Equal Employment Opportunity Commission (“EEOC”), the California Civil Rights Department (“CRD”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the OSHA, EEOC, CRD, NLRB, SEC or any other federal, state or local agency on Employee’s behalf directly from the Released Parties to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available, including a whistleblower award, or other awards or relief that may not lawfully be waived.

5.Employee’s Acknowledgments and Representations.

a.Employee warrants and agrees that Employee shall not and has not filed any claims, causes of action or complaints against any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. Employee agrees that if Employee does file such action against the Released Parties, the Company shall be entitled to cease any further payments and that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Employee’s release of claims. Employee acknowledges that such claims also include claims based on the ADEA and the OWBPA.

b.Employee represents and acknowledges that the consideration contained in the Agreement shall constitute the entire consideration provided to Employee and Employee will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in the Release. Employee represents and acknowledges that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Employee has or may have against any of the Released Parties.

By signing this Agreement, Employee agrees that the Separation Benefits are sufficient to compensate Employee for any and all wages, compensation, or reimbursements that may allegedly be due, if any, including, but not limited to, claims for failure to pay minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, incentive pay, any equity incentive plan, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off, unauthorized deductions or garnishments, reimbursement of business expenses, regular rate claims, and interest, damages, and promises on any and all of the above, but agrees that the Released Parties have a good faith basis for believing those claims are invalid and there is a bona fide dispute as to such amounts being owed as well as that this Agreement provides additional consideration beyond such amounts that may allegedly be owing, and that California Labor Code section 206.5 does not apply to, and cannot invalidate this Agreement. Employee further understands that Employee is waiving any protection that may exist under California Labor Code section 206.5, including the following provision:

NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME

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DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.

In so acknowledging and agreeing, Employee acknowledges that either (a) Company has already paid to Employee all compensation or payments due, including but not limited to any and all wages, minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, incentive pay, any equity incentive plan, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off; or (b) Employee believes that Employee is owed some type of compensation or payments, which may include wages, minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, incentive pay, any equity incentive plan, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off (and any interest, penalties, or damages on any and all of the above), but acknowledges and agrees that any and all of the Released Parties dispute and have a good faith basis for believing those claims are invalid (a bona fide dispute exists), and as detailed in this Agreement, Employee accepts the Separation Benefits as consideration for the release of any and all undisputed claims and as a compromise and release for any and all disputed claims. Employee acknowledges the Separation Benefits constitute ample consideration beyond the outstanding wages due, the sufficiency of which is hereby acknowledged, for the promises in this Agreement.

c.Employee acknowledges that Employee has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney of Employee’s choice prior to signing this Agreement, which contains a general release and waiver of claims.

6.Section 1542 Waiver. It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement (“Release”) shall be effective as a bar to each and every claim of Employee against the Released Parties, whether now known or unknown. As such, Employee expressly, knowingly and voluntarily waives any and all rights and benefits conferred by section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee expressly waives and releases any right to benefits that Employee may have under California Civil Code section 1542 to the fullest extent Employee may do so lawfully. Employee further acknowledges that Employee may later discover facts different from or in addition to those facts now known to Employee’s or believed by Employee’s to be true with respect to any

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or all of the matters covered by this Agreement, and Employee agrees that this Agreement nevertheless shall remain in full and complete force and effect.

7.Arbitration. In accordance with the Federal Arbitration Act, 9 U.S.C. §1 et seq., any dispute arising out or relating to this Agreement, or the interpretation, application or enforcement of its terms, shall be submitted to and resolved in final and binding arbitration through JAMS and pursuant to the provisions of the applicable JAMS Employment Arbitration Rules & Procedures which can be found at: http://jamsadr.com/rules-employment-arbitration. The arbitration shall take place in the County where Employee was employed, before an experienced arbitrator licensed to practice law in California, as the exclusive remedy for such claim or controversy. Either Party desiring to arbitrate shall give written notice to the other Party within a reasonable period of time after the Party becomes aware of the need for arbitration. This arbitration provision constitutes a waiver of any right to a jury trial and relates to the resolution of all claims arising out of, relating to, or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement. The decision of the Arbitrator shall be final, conclusive and binding on the Parties, and such award shall be enforceable exclusively by any state or federal court of competent jurisdiction. If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. The Parties agree that any Party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this mandatory and binding arbitration in accordance with the terms and provisions outlined herein.

8.Attorney’s Fees. Each Party will be responsible for payment of its own attorneys’ fees and costs (if any) incurred in connection with the negotiation and execution of this Agreement. In the event that any action, suit or other proceeding (including arbitration under Section 7) is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing Party will recover the attorneys’ fees and costs incurred by such Party.

9.Indemnification. Employee shall indemnify and hold harmless the Released Parties against any loss or liability, whatsoever, including reasonable attorneys’ fees, caused by any action or proceeding, in any state or federal courts or administrative processes if such action arises out of or is based upon any claim, actions or cause of action released herein.

10.Return of Company Property. Employee agrees that Employee has returned to the Company documents (and all copies thereof) and all Company property and equipment that Employee has in Employee’s possession or control, in whatever form (including information in electronic form and all reproductions thereof in whole or in part). Employee further agrees that Employee will not copy, delete, or alter in any way any information or material contained upon any Company issued computer, equipment, or any Personal Systems (as defined below). In addition, if Employee has used any personally owned computer, server, e-mail system, memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company information, then Employee must immediately provide the Company with a computer-useable

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copy of all such information and then permanently delete and expunge all such Company information from such Personal Systems without retaining any copy or reproduction in any form.

11.Employment Inquiries. In the event there are any inquiries from prospective employers regarding Employee, the Company agrees to provide only Employee’s dates of employment and job title(s). All such inquiries must be directed to Kim Oglesby, HR Director (                   ; 951-434-1196).

12.No Admission of Liability. Neither the Agreement nor the furnishing of the consideration for the Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor will be admissible as evidence in any proceeding other than for the enforcement of the Agreement.

13.Consideration. The Separation Benefits constitute good and valuable consideration for Employee’s compromise and release of all claims and allegations against the Released Parties. The Released Parties have no independent legal duty to pay Employee the Separation Benefits absent the terms of this Agreement itself.

14.Liens and Encumbrances. Employee represents and warrants that the there are no liens or encumbrances on the Separation Benefits. Employee also represents and warrants that Employee has not assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold the Released Parties harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or in any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.

15.Severability and Waiver. The Parties acknowledge and agree that each term and/or provision of this Agreement shall be enforceable independently of every other term and/or provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining terms and/or provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any Party to enforce any term and/or provision of this Agreement shall not constitute a waiver of that term and/or provision, or of any other term and/or provision of this Agreement.

16.Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed entirely within such State.

17.Construing Provisions. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either Party. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable. This is a jointly negotiated Agreement. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine,

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feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

18.Modifications. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Employee; and (iv) signed and approved by an authorized officer of the Company.

19.Contractual Terms. Each term of this Agreement is contractual and not merely a recital.

20.Admissibility of Agreement. The Parties agree that this Agreement is admissible for the purposes of proving up and or enforcing the terms of the Parties’ Agreement, as set forth herein, pursuant to California Evidence Code section 1123 and California Civil Code section 664.6 or any federal counterpart to those statutes.

21.Execution in Counterparts. This Agreement may be executed by the Parties in any number of counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document. A signature by facsimile on this Agreement shall be as legally binding as an original signature. The Parties agree where practicable to use DocuSign, an electronic signature technology, to expedite the execution of this Agreement, pursuant to California Civil Code section 1633.7.

22.Waiver of Age Claims. By signing this Agreement, Employee acknowledges that: Employee has carefully read, and understands, this Agreement; Employee has been given at least twenty-one (21) calendar days to consider Employee’s rights and obligations under this Agreement; Employee has been and hereby is advised to consult with an attorney before signing this Agreement; Employee understands that this Agreement is legally binding and that by signing it Employee is giving up certain rights; Employee has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it; Employee understands that the Release in this Agreement includes a waiver and release of all claims Employee may have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and Employee understands that this Agreement and Release does not waive any rights or claims that may arise under either the ADEA or the OWBPA after this Agreement is signed by Employee.

Employee knowingly and voluntarily waives the remainder of the 21-day consideration period, if any, following the date Employee signs this Agreement. Employee has not been asked by the Company to shorten Employee’s time-period for consideration of whether to sign this Agreement. The Company has not threatened to withdraw or alter the benefit due to Employee prior to the expiration of the 21-day period nor has the Company provided different terms to Employee because Employee has decided to sign this Agreement prior to the expiration of the 21-day consideration period. Employee understands that if Employee waives some portion of the 21-day consideration period, the Company may expedite the processing of benefits provided to Employee in exchange for signing this Agreement.

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Employee agrees with the Company that changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day consideration period.

23.Revocation. Employee understands that if Employee signs this Agreement, Employee can change Employee’s mind and has seven (7) calendar days to revoke the Agreement after signing it by returning it with written revocation notice sent by mail and email to: Kim Oglesby, HR Director (                     ; 951-434-1196; 1141A Cummings Rd, Santa Paula, CA 93060).

Employee understands that this Agreement will not become effective until 12:00:01 a.m. on the eighth calendar day after Employee signs it (the “Effective Date” as defined below) Employee understands that if Employee revokes this Agreement, the entire Agreement shall become null and void and Employee shall not receive any of the Separation Benefits. Employee understands that following the seven-day revocation period, this Agreement will be final and binding.

24.Review of the Agreement. Employee fully understands, acknowledges and agrees that Employee:

a.

Has been given at least twenty-one (21) calendar days to consider this Agreement before executing it (although Employee may voluntarily choose to execute the Agreement earlier) and had the opportunity to consult with an attorney.

b.	Has carefully read and fully understands all of the provisions of this Agreement and that the Agreement is in Employee’s preferred language and no translation is required.
c.

Is, by the execution of this Agreement, waiving, releasing and forever discharging the Released Parties from all rights and claims Employee has or may have against the Released Parties including but not limited to all rights relating to and claims of age discrimination prior to Employee’s execution of this Agreement.

d.	Knowingly and voluntarily agrees to all of the terms of this Agreement.
e.	Knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement.
f.	Has a period of seven (7) calendar days following execution of this Agreement to revoke it by providing written notice to the Company, as set forth above.

25.Entire Agreement. The Parties have full authority to enter into this Agreement and to be bound by it. The Parties are voluntarily entering into this Agreement free of any duress or coercion. The Parties acknowledge and agree that this Agreement constitutes the entire agreement between the Parties regarding the subject matter herein; that the Parties have executed this Agreement based upon the expressed terms in this Agreement; that the Parties have not relied on any prior agreement or representation, whether oral or written, that is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that except the extent that they are specifically

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incorporated into or continued in effect under this Agreement, all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement; provided, however, that nothing in this Agreement shall be construed to release Employee from compliance with any restrictive covenant(s) signed by Employee in connection with Employee’s employment with the Company which obligations remain in full force and effect and are in addition to the obligations in this Agreement. This Agreement is not intended to restrict communications or actions that are protected by federal law, including discussing terms and conditions of employment with a union, the NLRB, or other current and former employees, or otherwise exercising protected rights (protected concerted activity) under the National Labor Relations Act. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination and/or retaliation, or any other conduct that you have reason to believe is unlawful. The section titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only, and shall be disregarded for all other purposes including the construction or enforcement of this Agreement or any of its provisions. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.

26.Effective Date. The “Effective Date” of this Agreement shall be the eighth (8th) calendar day after Employee executes this Agreement, provided that Employee has not revoked Employee’s acceptance.

This Agreement consists of eleven (11) pages.

THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

GRACIELA MONTGOMERY

/s/ Graciela Montgomery	Date:	January 12, 2024

CALAVO GROWERS, INC.

By:	/s/ Shawn Munsell	Date:	1-12-24

Name:	Shawn Munsell

Title:	CFO

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